UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2015

ALPHATEC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real, Carlsbad, CA		92008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (760) 431-9286

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 28, 2015 the Board of Directors (the “Board”) of Alphatec Spine, Inc. and Alphatec Holdings, Inc. (the “Company”) increased the size of the Board to 11 and appointed Donald A. Williams to the Board, effective April 28, 2015. Mr. Williams qualifies as independent under the definition promulgated by NASDAQ and therefore is eligible to be a member of the both the Board’s Audit Committee and its Nominating, Governance and Compensation Committee. The Company believes that Mr. Williams possesses specific attributes that qualify him to serve as a director of the Company, including the perspective and experience he will bring based on his prior experience as a partner at two large public accounting firms, and his current experience as a member of the board of directors of other companies.

(c) Mr. Williams, age 56, is a 35-year veteran of the public accounting industry, retiring in 2014. Mr. Williams spent 18 years as an Ernst & Young partner and the last seven years as a Partner with Grant Thornton. Mr. Williams’ career focused on private and public companies in the technology and life sciences sectors. During the last seven years at Grant Thornton, he served as the national leader of Grant Thornton’s life sciences practice and the managing partner of the San Diego Office. He was the lead partner for both Ernst & Young and Grant Thornton on multiple initial public offerings; secondary offerings; private and public debt financings; as well as numerous mergers and acquisitions. From 2001 to 2014, Mr. Williams served on the board of directors and is past president and chairman of the San Diego Venture Group. Mr. Williams also has serves as a director of Marina Biotech, Inc., Proove Biosciences, Inc. and is on the Board of Advisors of the Southern Illinois University School of Accountancy.

On May 1, 2015 the Company issued a press release announcing Mr. Williams’ appointment to the Board, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated May 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC. (Registrant)

Date: May 1, 2015	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Senior Vice President